Exhibit 99.1

MFA

FINANCIAL, INC.

One Vanderbilt Ave

New York, New York 10017

PRESS RELEASE	FOR IMMEDIATE RELEASE

November 3, 2022	NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc. Announces Third Quarter 2022 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today provided its financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 financial results update:

•	MFA generated a GAAP loss for the third quarter of ($63.2) million, or ($0.62) per common share. Distributable Earnings, a non-GAAP financial measure, was $28.2 million, or $0.28 per common share.

•	GAAP book value at September 30, 2022 was $15.31 per common share, while Economic book value, a non-GAAP financial measure of MFA’s financial position, was $15.82 per common share at quarter-end.

•	Active portfolio management limited declines in book value and included additional securitizations of loans across asset classes that reduced recourse, mark-to-market financing and generated substantial liquidity. $750 million of securitized debt was issued during the quarter, with another $160 million of securitized debt issued in October. As of September 30, 2022, recourse leverage was 1.7x and unrestricted cash was $434 million.

•	Loan acquisition activity of $710.4 million included $519.6 million of funded originations (inclusive of draws on Residential Transition Loans) of Business Purpose loans and $178.7 million of Non-QM loan acquisitions.

•	MFA’s seasoned $8.2 billion residential whole loan portfolio has benefited from strong home price appreciation (HPA) and loan amortization. At September 30, 2022, the portfolio has an estimated HPA adjusted loan-to-value ratio (LTV) of 57%.

•	Portfolio of interest rate swaps remained unchanged during the quarter with a notional amount of $3.2 billion. As of September 30, 2022, 99% of financing was effectively fixed-rate (in the form of either fixed-rate securitized debt or debt that has been economically hedged with swaps). Sensitivity to interest rate changes remains relatively low with net duration of 0.92 at quarter end.

•	Continued market volatility characterized by ongoing increases in interest rates and wider spreads resulted in losses of $291.9 million on MFA’s residential whole loans that are measured at fair value through earnings. These losses were partially offset by unrealized gains on securitized debt measured at fair value through earnings as well as gains on derivatives used for risk management purposes totaling $210.7 million.

•	Net interest income for the third quarter was $52.3 million. Interest income from residential whole loans increased 12% to $114.4 million as compared to the immediately prior quarter. Interest expense increased $14.8 million as compared to the immediately prior quarter, consistent with the rising rate environment, which continues to impact both repurchase agreement and warehouse funding and securitization execution. For the third quarter, the overall net interest spread generated by all of MFA’s interest-bearing assets, including the carrying cost associated with swaps used for economic hedging purposes, increased to 1.64%, an increase of 19.7% as compared to the immediately prior quarter.

•	On October 31, 2022, MFA paid a regular cash dividend for the third quarter of $0.44 per share of common stock.

Commenting on the third quarter, Craig Knutson, MFA’s CEO and President said, “The third quarter of 2022 offered no respite from the extremely difficult prior two quarters and was another extremely challenging period across all financial markets. Although the S&P 500 Index was down 5% during the third quarter, it was up 14% in the first half of the third quarter and down 17% in the second half of the quarter. Bond markets continued to sell off with 10-year Treasury yields up over 80 basis points in the third quarter, and mortgage spreads widened materially as did credit spreads. Nonetheless, our team at MFA has protected book value and preserved capital as we await more favorable market conditions. Although mortgage REIT book values are down substantially since the beginning of 2022, our book value performance has been better than most in the peer group. Our focus has been on maintaining substantial liquidity, fortifying our balance sheet by continuing to increase non-mark-to-market financing for our loan portfolio and decreasing our sensitivity to future interest rate increases. As of September 30, 99% of our asset-based financing costs were fixed, either through securitizations or interest rate swaps. In addition, 71% of our asset-based financing is non-mark-to-market. We ended the quarter with unrestricted cash of $434 million, which is over 20% of our equity, and had approximately $1.4 billion of available but unused financing capacity across all loan product types. Finally, our loan portfolio has significant embedded home price appreciation, which, when combined with loan amortization, lowers the average LTV of our mortgage loan portfolio to approximately 57%.

Mr. Knutson added, “Lima One has been able to take advantage of market disruptions that have made it difficult for competitors who rely on loan sales to third-parties. The current origination pipeline has a weighted average coupon of over 10%. We slowed our new investment activity in Non-QM loans further in the third quarter, given the uncertainty around rates and credit spreads. Overall leverage increased slightly, mainly due to declines in asset values, but remains relatively low at 3.6 times debt to equity. Excluding securitized debt, our recourse leverage is 1.7 times debt to equity.”

Q3 2022 Portfolio Activity

MFA’s residential mortgage investment portfolio remained essentially unchanged during the third quarter. Loan acquisitions of $710.4 million, including $519.6 million of funded originations (including draws on Residential transition loans) of Business Purpose loans and $178.7 million of Non-QM loan acquisitions, were offset by portfolio run-off and asset valuation declines.

At September 30, 2022, our investments in residential whole loans totaled $8.2 billion. Of this amount, $6.9 billion are Purchased Performing Loans, $457.3 million are Purchased Credit Deteriorated Loans and $847.6 million are Purchased Non-performing Loans. Overall yields on our residential whole loans increased materially over the quarter resulting in a net interest spread of 1.81%, a 15.3% increase over the immediately prior quarter. During the quarter, we recognized approximately $114.4 million of Interest Income on residential whole loans in our consolidated statements of operations, representing a yield of 5.30%. Purchased Performing Loans generated a yield of 4.75%, Purchased Credit Deteriorated Loans generated a yield of 6.49% and Purchased Non-performing Loans generated a yield of 9.84%. Interest income from our residential whole loan portfolio increased on a sequential quarter basis by almost 12% and overall delinquency rates across all loan products in the portfolio were lower than the prior quarter.

Lima One had another strong quarter, funding more than $412.5 million of new business purpose loans with a maximum loan amount of approximately $640 million. Further, $107.0 million of draws were funded on previously originated Residential transition loans. For the quarter, Lima One generated approximately $12.4 million of origination, servicing, and other fee income.

During the quarter we completed three loan securitizations, with $893.1 million UPB of loans sold. This included $336.1 million of re-performing loans, $214.5 million of Single-Family Rental loans and $342.5 million of Non-QM loans. Subsequent to the end of the quarter we completed an additional securitization, selling $234.8 million UPB of Single-Family rental loans.

During the third quarter we maintained our position in interest rate swaps at a notional amount of $3.2 billion. At September 30, 2022, these swaps had a weighted average fixed pay interest rate of 1.69% and a weighted average variable receive interest rate of 2.98%. After including the impact of these swaps that have been entered into for economic hedging purposes, as well as the effect of securitized and other fixed rate debt, we estimate that the net effective duration of our investment portfolio at September 30, 2022 was 0.92.

Our Purchased Non-performing Loans and certain of our Purchased Performing Loans are measured at fair value as a result of the election of the fair value option at acquisition, with changes in the fair value and other non-interest related income from these loans recorded in Other income, net each period. For the third quarter, net losses of $291.9 million were recorded, primarily reflecting unrealized fair value changes in the underlying loans. These losses were partially offset by $111.8 million of gains on derivatives used for risk management purposes, as well as $98.9 million of mark-to-market gains on securitized debt held at fair value through earnings.

We also continued to take advantage of a strong housing market to reduce our REO portfolio, selling 74 properties in the third quarter for aggregate proceeds of $23.8 million and generating $5.3 million of gains. Our REO portfolio was $132.7 million at September 30, 2022, a 26% decrease since September 30, 2021.

At the end of the third quarter, MFA held $227.4 million of Securities, at fair value, including $148.2 million of MSR-related assets and $79.2 million of CRT securities.

General and Administrative and other expenses

For the three months ended September 30, 2022, MFA’s costs for compensation and benefits and other general and administrative expenses were $29.9 million. Expenses this quarter include $14.9 million of compensation and other general and administrative expenses recorded at Lima One.

Segment reporting

Included in this press release is information on our reportable segments, including GAAP Net Income and Distributable Earnings for each segment for the three month periods ended September 30 and June 30, 2022 and segment assets as of September 30, 2022 and December 31, 2021.

The following table presents MFA’s asset allocation as of September 30, 2022, and the third quarter 2022 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 1 - Asset Allocation

At September 30, 2022 (Dollars in Millions)	Purchased Performing Loans (1)	Purchased Credit Deteriorated Loans (2)	Purchased Non- Performing Loans	Securities, at fair value	Real Estate Owned	Other, net (3)	Total
Fair Value/Carrying Value	$6,889	$457	$848	$227	$133	$769	$9,323
Financing Agreements with Non-mark-to-market Collateral Provisions	(963)	(36)	(98)	—	(8)	—	(1,105)
Financing Agreements with Mark-to-market Collateral Provisions	(1,756)	(92)	(119)	(143)	(15)	—	(2,125)
Less Securitized Debt	(3,203)	(251)	(361)	—	(17)	—	(3,832)
Less Convertible Senior Notes	—	—	—	—	—	(227)	(227)
Net Equity Allocated	$967	$78	$270	$84	$93	$542	$2,034
Debt/Net Equity Ratio (4)	6.1	x	4.9	x	2.1	x	1.7	x	0.4	x	3.6	x

For the Quarter Ended September 30, 2022
Yield on Average Interest Earning Assets (5)	4.75%	6.49%	9.84%	11.06%	N/A	5.24%
Less Average Cost of Funds (6)	(3.60)	(2.72)	(2.86)	(3.94)	(4.79)	(3.60)
Net Interest Rate Spread	1.15%	3.77%	6.98%	7.12%	(4.79)%	1.64%

(1)	Includes $3.4 billion of Non-QM loans, $1.2 billion of Residential transition loans, $1.3 billion of Single-family rental loans, $87.0 million of Seasoned performing loans, and $853.0 million of Agency eligible investor loans. At September 30, 2022, the total fair value of these loans is estimated to be approximately $6.8 billion.
(2)	At September 30, 2022, the total fair value of these loans is estimated to be approximately $485.4 million.
(3)	Includes $434.1 million of cash and cash equivalents, $167.3 million of restricted cash, and $30.4 million of capital contributions made to loan origination partners, as well as other assets and other liabilities.
(4)	Total Debt/Net Equity ratio represents the sum of borrowings under our financing agreements noted above as a multiple of net equity allocated.
(5)	Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset. At September 30, 2022, the amortized cost of our securities, at fair value, was $197.3 million. In addition, the yield for residential whole loans was 5.28%, net of two basis points of servicing fee expense incurred during the quarter. For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.
(6)	Average cost of funds includes interest on financing agreements, Convertible Senior Notes and securitized debt. Cost of funding also includes the impact of the net carry (the difference between swap interest income received and swap interest expense paid) on our Swaps. While we have not elected hedge accounting treatment for Swaps and accordingly net carry is not presented in interest expense in our consolidated statement of operations, we believe it is appropriate to allocate net carry to the cost of funding to reflect the economic impact of our interest rate swap agreements (or Swaps) on the funding costs shown in the table above. For the quarter ended September 30, 2022, this decreased the overall funding cost by 20 basis points for our Residential whole loans, 19 basis points for our Purchased Performing Loans, 43 basis points for our Purchased Credit Deteriorated Loans, and 24 basis points for our Purchased Non-Performing Loans.

The following table presents the activity for our residential mortgage asset portfolio for the three months ended September 30, 2022:

Table 2 - Investment Portfolio Activity Q3 2022

(In Millions)	June 30, 2022	Runoff (1)	Acquisitions (2)	Other (3)	September 30, 2022	Change
Residential whole loans and REO	$8,326	$(417)	$710	$(292)	$8,327	$1
Securities, at fair value	246	(1)	—	(18)	227	(19)
Totals	$8,572	$(418)	$710	$(310)	$8,554	$(18)

(1)	Primarily includes principal repayments and sales of REO.
(2)	Includes draws on previously originated Residential transition loans.
(3)	Primarily includes changes in fair value and changes in the allowance for credit losses.

The following tables present information on our investments in residential whole loans.

Table 3 - Portfolio composition

	Held at Carrying Value		Held at Fair Value		Total
(Dollars in Thousands)	September 30, 2022	December 31, 2021	September 30, 2022	December 31, 2021	September 30, 2022	December 31, 2021
Purchased Performing Loans:
Non-QM loans	$1,030,504	$1,448,162	$2,362,221	$2,013,369	$3,392,725	$3,461,531
Residential transition loans (1)	92,762	217,315	1,156,406	517,530	1,249,168	734,845
Single-family rental loans	224,302	331,808	1,096,780	619,415	1,321,082	951,223
Seasoned performing loans	87,028	102,041	—	—	87,028	102,041
Agency eligible investor loans	—	—	852,996	1,082,765	852,996	1,082,765
Total Purchased Performing Loans	$1,434,596	$2,099,326	$5,468,403	$4,233,079	$6,902,999	$6,332,405

Purchased Credit Deteriorated Loans	$480,679	$547,772	$—	$—	$480,679	$547,772

Allowance for Credit Losses	$(37,192)	$(39,447)	$—	$—	$(37,192)	$(39,447)

Purchased Non-Performing Loans	$—	$—	$847,563	$1,072,270	$847,563	$1,072,270

Total Residential Whole Loans	$1,878,083	$2,607,651	$6,315,966	$5,305,349	$8,194,049	$7,913,000

Number of loans	7,388	9,361	18,805	14,734	26,193	24,095

(1)	Includes $523.3 million and $213.9 million of Residential transition loans collateralized by multi-family properties as of September 30, 2022 and December 31, 2021, respectively.

Table 4 - Yields and average balances

	For the Three-Month Period Ended
	September 30, 2022			June 30, 2022			September 30, 2021
(Dollars in Thousands)	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield
Purchased Performing Loans:
Non-QM loans	$40,658	$3,743,940	4.34%	$34,511	$3,766,691	3.66%	$23,891	$2,482,917	3.85%
Residential transition loans	19,342	1,126,178	6.87%	15,187	953,320	6.37%	9,918	557,635	7.11%
Single-family rental loans	18,998	1,391,769	5.46%	16,414	1,263,966	5.19%	9,497	659,046	5.76%
Seasoned performing loans	1,227	89,458	5.49%	1,155	95,650	4.83%	1,728	114,102	6.06%
Agency eligible investor loans	7,542	1,035,266	2.91%	7,605	1,051,737	2.89%	3,360	426,987	3.15%
Total Purchased Performing Loans	87,767	7,386,611	4.75%	74,872	7,131,364	4.20%	48,394	4,240,687	4.56%

Purchased Credit Deteriorated Loans	7,916	487,918	6.49%	8,672	506,653	6.85%	10,504	593,127	7.08%

Purchased Non-Performing Loans	18,732	761,706	9.84%	18,810	800,102	9.40%	20,704	939,578	8.81%

Total Residential Whole Loans	$114,415	$8,636,235	5.30%	$102,354	$8,438,119	4.85%	$79,602	$5,773,392	5.52%

Table 5 - Net Interest Spread

	For the Three-Month Period Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Purchased Performing Loans
Net Yield (1)	4.75%	4.20%	4.56%
Cost of Funding (2)	3.60%	3.28%	2.14%
Net Interest Spread	1.15%	0.92%	2.42%

Purchased Credit Deteriorated Loans
Net Yield (1)	6.49%	6.85%	7.08%
Cost of Funding (2)	2.72%	3.17%	2.18%
Net Interest Spread	3.77%	3.68%	4.90%

Purchased Non-Performing Loans
Net Yield (1)	9.84%	9.40%	8.81%
Cost of Funding (2)	2.86%	3.34%	2.43%
Net Interest Spread	6.98%	6.06%	6.38%

Total Residential Whole Loans
Net Yield (1)	5.30%	4.85%	5.52%
Cost of Funding (2)	3.49%	3.28%	2.20%
Net Interest Spread	1.81%	1.57%	3.32%

(1)	Reflects annualized interest income on Residential whole loans divided by average amortized cost of Residential whole loans. Excludes servicing costs.
(2)	Reflects annualized interest expense divided by average balance of agreements with mark-to-market collateral provisions (repurchase agreements), agreements with non-mark-to-market collateral provisions, and securitized debt. Cost of funding shown in the table above for the quarterly periods ended September 30, 2022 and June 30, 2022 includes the impact of the net carry (the difference between swap interest income received and swap interest expense paid) on our Swaps. While we have not elected hedge accounting treatment for Swaps and, accordingly, net carry is not presented in interest expense in our consolidated statement of operations, we believe it is appropriate to allocate net carry to the cost of funding to reflect the economic impact of our Swaps on the funding costs shown in the table above. For the quarter ended September 30, 2022, this decreased the overall funding cost by 20 basis points for our Residential whole loans, 19 basis points for our Purchased Performing Loans, 43 basis points for our Purchased Credit Deteriorated Loans, and 24 basis points for our Purchased Non-Performing Loans. For the quarter ended June 30, 2022, this increased the overall funding cost by 25 basis points for our Residential whole loans, 23 basis points for our Purchased Performing Loans, 43 basis points for our Purchased Credit Deteriorated Loans, and 29 basis points for our Purchased Non-Performing Loans. We did not have any Swaps during the quarter ended September 30, 2021.

Table 6 - Allowance for Credit Losses

The following table presents a roll-forward of the allowance for credit losses on the Company’s Residential Whole Loans, at Carrying Value:

	Nine Months Ended September 30, 2022
(Dollars In Thousands)	Non-QM Loans	Residential Transition Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2021	$8,289	$6,881	$1,451	$46	$22,780	$39,447
Current provision/(reversal)	(909)	(1,460)	(122)	(1)	(975)	(3,467)
Write-offs	(51)	(219)	(27)	—	(226)	(523)
Allowance for credit losses at March 31, 2022	$7,329	$5,202	$1,302	$45	$21,579	$35,457
Current provision/(reversal)	(199)	(23)	174	1	1,877	1,830
Write-offs	—	(118)	(184)	—	(58)	(360)
Allowance for credit losses at June 30, 2022	$7,130	$5,061	$1,292	$46	$23,398	$36,927
Current provision/(reversal)	(242)	583	83	3	120	547
Write-offs	—	(114)	(61)	—	(107)	(282)
Allowance for credit losses at September 30, 2022	$6,888	$5,530	$1,314	$49	$23,411	$37,192

	Nine Months Ended September 30, 2021
(Dollars In Thousands)	Non-QM Loans	Residential Transition Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2020	$21,068	$18,371	$3,918	$107	$43,369	$86,833
Current provision/(reversal)	(6,523)	(3,700)	(1,172)	(41)	(10,936)	(22,372)
Write-offs	—	(1,003)	—	—	(214)	(1,217)
Allowance for credit losses at March 31, 2021	$14,545	$13,668	$2,746	$66	$32,219	$63,244
Current provision/(reversal)	(2,416)	(1,809)	(386)	(9)	(3,963)	(8,583)
Write-offs	(37)	(255)	—	—	(108)	(400)
Allowance for credit losses at June 30, 2021	$12,092	$11,604	$2,360	$57	$28,148	$54,261
Current provision/(reversal)	(2,403)	(2,526)	(670)	(7)	(4,020)	(9,626)
Write-offs		(393)	(56)	—	(84)	(533)
Allowance for credit losses at September 30, 2021	$9,689	$8,685	$1,634	$50	$24,044	$44,102

(1)	In connection with purchased Residential transition loans at carrying value, the Company had unfunded commitments of $8.4 million and $29.2 million as of September 30, 2022 and 2021, respectively, with an allowance for credit losses of $84,000 and $355,000 at September 30, 2022 and 2021, respectively.
(2)	Includes $66.7 million and $94.9 million of loans that were assessed for credit losses based on a collateral dependent methodology as of September 30, 2022 and 2021, respectively.
(3)	Includes $56.2 million and $57.4 million of loans that were assessed for credit losses based on a collateral dependent methodology as of September 30, 2022 and 2021, respectively.

Table 7 - Credit related metrics/Residential Whole Loans

September 30, 2022

	Fair Value	Unpaid Principal	Weighted Average	Weighted Average Term to	Weighted Average	Weighted Average	Aging by UPB
	/ Carrying	Balance	Coupon	Maturity	LTV	Original		Past Due Days
(Dollars In Thousands)	Value	(“UPB”)	(1)	(Months)	Ratio (2)	FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans	$3,385,837	$3,669,113	5.06%	353	65%	733	$3,534,877	$50,120	$20,285	$63,831
Residential transition loans	1,243,638	1,261,611	7.41	13	66	745	1,174,054	8,047	2,000	77,510
Single-family rental loans	1,319,768	1,436,439	5.61	326	69	737	1,406,215	3,704	767	25,753
Seasoned performing loans	86,979	95,443	3.09	155	30	713	87,887	911	300	6,345
Agency eligible investor loans	852,996	1,008,857	3.40	345	61	767	1,005,580	1,301	758	1,218
Total Purchased Performing Loans	$6,889,218	$7,471,463	5.31%	287

Purchased Credit Deteriorated Loans	$457,268	$567,166	4.62%	279	64%	N/A	$415,369	$37,675	$17,814	$96,308

Purchased Non-Performing Loans	$847,563	$926,661	4.97%	279	69%	N/A	$454,086	$83,492	$45,854	$343,229

Residential whole loans, total or weighted average	$8,194,049	$8,965,290	5.24%	286

December 31, 2021

	Fair Value /	Unpaid Principal	Weighted Average	Weighted Average Term to	Weighted Average	Weighted Average	Aging by UPB
	Carrying	Balance	Coupon	Maturity	LTV	Original		Past Due Days
(Dollars In Thousands)	Value	(“UPB”)	(1)	(Months)	Ratio (2)	FICO (3)	Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans	$3,453,242	$3,361,164	5.07%	355	66%	731	$3,165,964	$77,581	$22,864	$94,755
Residential transition loans	727,964	731,154	7.18	11	67	735	616,733	5,834	5,553	103,034
Single-family rental loans	949,772	924,498	5.46	329	70	732	898,166	2,150	695	23,487
Seasoned performing loans	101,995	111,710	2.76	162	37	722	102,047	938	481	8,244
Agency eligible investor loans	1,082,765	1,060,486	3.40	354	62	767	1,039,257	21,229	—	—
Total Purchased Performing Loans	$6,315,738	$6,189,012	5.05%	307

Purchased Credit Deteriorated Loans	$524,992	$643,187	4.55%	283	69%	N/A	$456,924	$50,048	$18,736	$117,479

Purchased Non-Performing Loans	$1,072,270	$1,073,544	4.87%	283	73%	N/A	$492,481	$87,041	$40,876	$453,146

Residential whole loans, total or weighted average	$7,913,000	$7,905,743	4.99%	301

(1)	Weighted average is calculated based on the interest bearing principal balance of each loan within the related category. For loans acquired with servicing rights released by the seller, interest rates included in the calculation do not reflect loan servicing fees. For loans acquired with servicing rights retained by the seller, interest rates included in the calculation are net of servicing fees.
(2)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Residential transition loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Residential transition loans, totaling $194.1 million and $137.3 million at September 30, 2022 and December 31, 2021, respectively, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. The weighted average LTV of these loans based on the current unpaid principal balance and the valuation obtained during underwriting, is 71% and 71% at September 30, 2022 and December 31, 2021, respectively. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.
(3)	Excludes loans for which no Fair Isaac Corporation (“FICO”) score is available.

Table 8 - LTV 90+ Days Delinquencies

The following table presents certain information regarding the Company’s Residential whole loans that are 90 days or more delinquent:

	September 30, 2022
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Purchased Performing Loans
Non-QM loans	$64,036	$63,831	67.7%
Residential transition loans	$76,514	$77,510	69.9%
Single-family rental loans	$25,901	$25,753	74.9%
Seasoned performing loans	$5,850	$6,345	45.4%
Agency eligible investor loans	$1,049	$1,218	61.7%
Total Purchased Performing Loans	$173,350	$174,657

Purchased Credit Deteriorated Loans	$76,762	$96,308	75.8%

Purchased Non-Performing Loans	$331,847	$343,229	78.5%

Total Residential whole loans	$581,959	$614,194

	December 31, 2021
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Purchased Performing Loans
Non-QM loans	$96,473	$94,755	64.6%
Residential transition loans	$103,166	$103,034	67.6%
Single-family rental loans	$23,524	$23,487	73.4%
Seasoned performing loans	$7,740	$8,244	45.6%
Agency eligible investor loans	$—	$—	—%
Total Purchased Performing Loans	$230,903	$229,520

Purchased Credit Deteriorated Loans	$95,899	$117,479	79.1%

Purchased Non-Performing Loans	$454,443	$453,146	80.2%

Total Residential whole loans	$781,245	$800,145

(1)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Residential transition loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Residential transition loans, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

Table 9 - Shock Table

The information presented in the following “Shock Table” projects the potential impact of sudden parallel changes in interest rates on the value of our portfolio, including the impact of Swaps and securitized debt, over the next 12 months based on the assets in our investment portfolio at September 30, 2022. Changes in portfolio value are measured as the percentage change when comparing the projected portfolio value to the base interest rate scenario at September 30, 2022.

Change in Interest Rates	Percentage Change in Portfolio Value	Percentage Change in Equity
+100 Basis Point Increase	(1.18)%	(5.35)%
+ 50 Basis Point Increase	(0.53)%	(2.39)%
Actual at September 30, 2022	—%	—%
- 50 Basis Point Decrease	0.40%	1.83%
-100 Basis Point Decrease	0.68%	3.09%

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, November 3, 2022, at 10:00 a.m. (Eastern Time) to discuss its third quarter 2022 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page. To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software. Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” the negative of these words or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements include information about possible or assumed future results with respect to our business, financial condition, liquidity, results of operations, plans and objectives.  Among the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements we make are: changes in inflation and interest rates and the market (i.e., fair) value of MFA’s residential whole loans, mortgage-backed securities (“MBS”), securitized debt and other assets, as well as changes in the value of liabilities accounted for at fair value through earnings, the effectiveness of hedging transactions; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in MFA’s portfolio and could require MFA to reinvest the proceeds received by it as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in MFA’s portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans in MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors (“Board”) and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its qualification as a real estate investment trust (“REIT”) and such other factors as MFA’s Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; targeted or expected returns on MFA’s investments in recently-originated mortgage loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, differences in prepayment risk, credit risk and financing costs associated with such investments; risks associated with the ongoing operation of Lima One Holdings, LLC (including, without limitation, unanticipated expenditures relating to or liabilities arising from its operation (including, among other things, a failure to realize management’s assumptions regarding expected growth in business purpose loan (“BPL”) origination volumes and credit risks underlying BPLs, including changes in the default rates and management’s assumptions regarding default rates on the BPLs originated by Lima One); expected returns on MFA’s investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; risks associated with MFA’s investments in MSR-related assets, including servicing, regulatory and economic risks, risks associated with our investments in loan originators, risks associated with investing in real estate assets generally, including changes in business conditions and the general economy; and other risks, uncertainties and factors described in the annual, quarterly and current reports that MFA files with the SEC. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	September 30, 2022	December 31, 2021
	(unaudited)
Assets:
Residential whole loans, net ($6,315,966 and $5,305,349 held at fair value, respectively) (1)	$8,194,049	$7,913,000
Securities, at fair value	227,407	256,685
Cash and cash equivalents	434,086	304,696
Restricted cash	167,310	99,751
Other assets	496,994	565,556
Total Assets	$9,519,846	$9,139,688

Liabilities:
Financing agreements ($4,397,470 and $3,266,773 held at fair value, respectively)	$7,289,440	$6,378,782
Other liabilities	196,475	218,058
Total Liabilities	$7,485,915	$6,596,840

Stockholders’ Equity:
Preferred stock, $0.01 par value; 7.5% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Preferred stock, $0.01 par value; 6.5% Series C fixed-to-floating rate cumulative redeemable; 12,650 shares authorized; 11,000 shares issued and outstanding ($275,000 aggregate liquidation preference)	110	110
Common stock, $0.01 par value; 874,300 and 874,300 shares authorized; 101,797 and 108,138 shares issued and outstanding, respectively	1,018	1,082
Additional paid-in capital, in excess of par	3,681,784	3,775,482
Accumulated deficit	(1,680,129)	(1,279,484)
Accumulated other comprehensive income	31,068	45,578
Total Stockholders’ Equity	$2,033,931	$2,542,848
Total Liabilities and Stockholders’ Equity	$9,519,846	$9,139,688

(1)	Includes approximately $4.4 billion and $3.0 billion of Residential whole loans transferred to consolidated variable interest entities (“VIEs”) at September 30, 2022 and December 31, 2021, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Per Share Amounts)	2022	2021	2022	2021

	(Unaudited)
Interest Income:
Residential whole loans	$114,415	$79,602	$316,235	$213,156
Securities, at fair value	5,612	10,629	16,181	42,433
Other interest-earning assets	2,216	524	5,071	632
Cash and cash equivalent investments	1,629	126	2,055	239
Interest Income	$123,872	$90,881	$339,542	$256,460

Interest Expense:
Asset-backed and other collateralized financing arrangements	$67,636	$25,135	$159,806	$72,827
Other interest expense	3,943	3,930	11,811	11,863
Interest Expense	$71,579	$29,065	$171,617	$84,690

Net Interest Income	$52,293	$61,816	$167,925	$171,770

(Provision)/Reversal of Provision for Credit Losses on Residential Whole Loans	$(588)	$9,709	$1,106	$41,326
Provision for Credit Losses on Other Assets	$—	$—	$(28,579)	$—
Net Interest Income after (Provision)/Reversal of Provision for Credit Losses	$51,705	$71,525	$140,452	$213,096

Other (Loss)/Income, net:
Net mark-to-market and other net (loss)/gain on residential whole loans measured at fair value	$(291,875)	$21,815	$(796,664)	$59,325
Gain on investment in Lima One common equity	—	38,933	—	38,933
Net gains on derivatives used for risk management purposes	111,816	2,085	253,721	1,028
Net mark-to-market on Securitized debt measured at fair value	98,858	857	247,548	8,254
Net gain on real estate owned	3,860	6,829	19,777	13,725
Lima One - origination, servicing and other fee income	12,372	9,638	37,539	9,638
Other, net	778	14,289	(10,076)	19,510
Other (Loss)/Income, net	$(64,191)	$94,446	$(248,155)	$150,413

Operating and Other Expense:
Compensation and benefits	$21,063	$16,210	$59,679	$33,533
Other general and administrative expense	8,812	8,659	28,016	23,338
Loan servicing, financing and other related costs	11,357	5,291	34,993	18,591
Amortization of intangible assets	1,300	3,300	7,900	3,300
Operating and Other Expense	$42,532	$33,460	$130,588	$78,762

Net (Loss)/Income	$(55,018)	$132,511	$(238,291)	$284,747
Less Preferred Stock Dividend Requirement	$8,218	$8,218	$24,656	$24,656
Net (Loss)/Income Available to Common Stock and Participating Securities	$(63,236)	$124,293	$(262,947)	$260,091

Basic (Loss)/Earnings per Common Share	$(0.62)	$1.12	$(2.54)	$2.33
Diluted (Loss)/Earnings per Common Share	$(0.62)	$1.08	$(2.54)	$2.28

Segment Reporting

At September 30, 2022, the Company’s reportable segments include (i) mortgage-related assets and (ii) Lima One. The Corporate column in the table below primarily consists of corporate cash and related interest income, investments in loan originators and related economics, general and administrative expenses not directly attributable to Lima One, interest expense on unsecured convertible senior notes, securitization issuance costs, and preferred stock dividends.

The following tables summarize segment financial information, which in total reconciles to the same data for the Company as a whole:

(Dollars in Thousands)	Mortgage- Related Assets	Lima One	Corporate	Total
Three months ended September 30, 2022
Interest Income	$90,406	$31,883	$1,583	$123,872
Interest Expense	47,780	19,856	3,943	71,579
Net Interest Income	$42,626	$12,027	$(2,360)	$52,293
Provision for Credit Losses on Residential Whole Loans	(520)	(68)	—	(588)
Net Interest Income/(Loss) after Provision for Credit Losses	$42,106	$11,959	$(2,360)	$51,705

Net mark-to-market and other net loss on residential whole loans measured at fair value	$(227,046)	$(64,829)	$—	$(291,875)
Net gains on derivatives used for risk management purposes	86,944	24,872	—	111,816
Net mark-to-market on securitized debt measured at fair value	79,471	19,387	—	98,858
Net gain on real estate owned	3,860	—	—	3,860
Lima One - origination, servicing and other fee income	—	12,372	—	12,372
Other income/(loss), net	2,054	(60)	(1,216)	778
Total Other (Loss)/Income, net	$(54,717)	$(8,258)	$(1,216)	$(64,191)

General and administrative expenses (including compensation)	$—	$14,926	$14,949	$29,875
Loan servicing, financing, and other related costs	6,063	280	5,014	11,357
Amortization of intangible assets	—	1,300	—	1,300
Net Loss	$(18,674)	$(12,805)	$(23,539)	$(55,018)

Less Preferred Stock Dividend Requirement	$—	$—	$8,218	$8,218
Net Loss Available to Common Stock and Participating Securities	$(18,674)	$(12,805)	$(31,757)	$(63,236)

(Dollars in Thousands)	Mortgage- Related Assets	Lima One	Corporate	Total
Three Months Ended June 30, 2022
Interest Income	$84,732	$24,353	$236	$109,321
Interest Expense	39,889	12,916	3,937	56,742
Net Interest Income	$44,843	$11,437	$(3,701)	$52,579
Provision for Credit Losses on Residential Whole Loans	$(1,785)	$(32)	$—	$(1,817)
Provision for Credit Losses on Other Assets	—	—	(28,579)	(28,579)
Net Interest Income after Provision for Credit Losses	$43,058	$11,405	$(32,280)	$22,183

Net mark-to-market and other net loss on residential whole loans measured at fair value	$(175,281)	$(41,133)	$—	$(216,414)
Net gain on derivatives used for risk management purposes	44,161	3,643	—	47,804
Net mark-to-market on securitized debt at fair value	64,966	19,607	—	84,573
Net gain on real estate owned	7,150	35	—	7,185
Lima One - origination, servicing and other fee income	—	10,673	—	10,673
Other (loss)/income, net	(787)	129	(9,611)	(10,269)
Total Other Loss, net	$(59,791)	$(7,046)	$(9,611)	$(76,448)

General and administrative expenses (including compensation)	$—	$13,013	$16,554	$29,567
Loan servicing, financing, and other related costs	6,513	323	6,399	13,235
Amortization of intangible assets	—	3,300	—	3,300
Net Loss	$(23,246)	$(12,277)	$(64,844)	$(100,367)

Less Preferred Stock Dividend Requirement	$—	$—	$8,219	$8,219
Net Loss Available to Common Stock and Participating Securities	$(23,246)	$(12,277)	$(73,063)	$(108,586)

(Dollars in Thousands)	Mortgage- Related Assets	Lima One	Corporate	Total
September 30, 2022
Total Assets	$6,644,958	$2,353,657	$521,231	$9,519,846

December 31, 2021
Total Assets	$7,567,084	$1,200,737	$371,867	$9,139,688

Reconciliation of GAAP Net Income to non-GAAP Distributable Earnings

“Distributable earnings” is a non-GAAP financial measure of our operating performance, within the meaning of Regulation G and Item 10(e) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Distributable earnings is determined by adjusting GAAP net income/(loss) by removing certain unrealized gains and losses, primarily on residential mortgage investments, associated debt, and hedges that are, in each case, accounted for at fair value through earnings, certain realized gains and losses, as well as certain non-cash expenses and securitization-related transaction costs. Management believes that the adjustments made to GAAP earnings result in the removal of (i) income or expenses that are not reflective of the longer term performance of our investment portfolio, (ii) certain non-cash expenses, and (iii) expense items required to be recognized solely due to the election of the fair value option on certain related residential mortgage assets and associated liabilities. Distributable earnings is one of the factors that our Board of Directors considers when evaluating distributions to our shareholders. Accordingly, we believe that the adjustments to compute Distributable earnings specified below provide investors and analysts with additional information to evaluate our financial results.

Distributable earnings should be used in conjunction with results presented in accordance with GAAP. Distributable earnings does not represent and should not be considered as a substitute for net income or cash flows from operating activities, each as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP net (loss)/income used in the calculation of basic EPS to our non-GAAP Distributable earnings for the quarters ended September 30, 2022 and 2021:

	Quarter Ended
(In Thousands, Except Per Share Amounts)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
GAAP Net (loss)/income used in the calculation of basic EPS	$(63,410)	$(108,760)	$(91,266)	$35,734	$123,858

Adjustments:
Unrealized gains and losses on:
Residential whole loans held at fair value	291,818	218,181	287,935	42,564	(20,494)
Securities held at fair value	(1,549)	1,459	2,934	364	(494)
Interest rate swaps	(108,917)	(31,767)	(80,753)	(71)	—
Securitized debt held at fair value	(100,767)	(84,348)	(62,855)	(6,137)	(857)
Investments in loan origination partners	2,031	39,162	780	(23,956)	(48,933)
Expense items:
Amortization of intangible assets	1,300	3,300	3,300	3,300	3,300
Equity based compensation	2,673	3,540	2,645	2,306	2,306
Securitization-related transaction costs	5,014	6,399	3,233	5,178	—
Total adjustments	91,603	155,926	157,219	23,548	(65,172)
Distributable earnings	$28,193	$47,166	$65,953	$59,282	$58,686

GAAP (loss)/earnings per basic common share	$(0.62)	$(1.06)	$(0.86)	$0.33	$1.12
Distributable earnings per basic common share	$0.28	$0.46	$0.62	$0.54	$0.53
Weighted average common shares for basic earnings per share	101,795	102,515	106,568	109,468	110,222

The following table presents our non-GAAP Distributable earnings by segment for the quarterly periods below:

(Dollars in Thousands)	Mortgage- Related Assets	Lima One	Corporate	Total
Three months ended September 30, 2022
GAAP Net loss used in the calculation of basic EPS	$(18,674)	$(12,805)	$(31,931)	$(63,410)

Adjustments:
Unrealized gains and losses on:
Residential whole loans held at fair value	226,894	64,924	—	291,818
Securities held at fair value	(1,549)	—	—	(1,549)
Interest rate swaps	(84,759)	(24,158)	—	(108,917)
Securitized debt held at fair value	(80,907)	(19,860)	—	(100,767)
Investments in loan origination partners	—	—	2,031	2,031
Expense items:
Amortization of intangible assets	—	1,300	—	1,300
Equity based compensation	—	61	2,612	2,673
Securitization-related transaction costs	—	—	5,014	5,014
Total adjustments	$59,679	$22,267	$9,657	$91,603
Distributable earnings	$41,005	$9,462	$(22,274)	$28,193

(Dollars in Thousands)	Mortgage- Related Assets	Lima One	Corporate	Total
Three months ended June 30, 2022
GAAP Net loss used in the calculation of basic EPS	$(23,246)	$(12,277)	$(73,237)	$(108,760)

Adjustments:
Unrealized gains and losses on:
Residential whole loans held at fair value	177,203	40,978	—	218,181
Securities held at fair value	1,459	—	—	1,459
Interest rate swaps	(27,558)	(4,209)	—	(31,767)
Securitized debt held at fair value	(64,517)	(19,831)	—	(84,348)
Investments in loan origination partners	—	—	39,162	39,162
Expense items:
Amortization of intangible assets	—	3,300	—	3,300
Equity based compensation	—	(58)	3,598	3,540
Securitization-related transaction costs	—	—	6,399	6,399
Total adjustments	$86,587	$20,180	$49,159	$155,926
Distributable earnings	$63,341	$7,903	$(24,078)	$47,166

Reconciliation of GAAP Book Value per Common Share to non-GAAP Economic Book Value per Common Share

“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans and securitized debt held at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these financial instruments. These adjustments are also reflected in the table below in our end of period stockholders’ equity. Management considers that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for all of our investment activities, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP book value per common share to our non-GAAP Economic book value per common share as of the quarterly periods below:

	Quarter Ended:
(In Millions, Except Per Share Amounts)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
GAAP Total Stockholders’ Equity	$2,033.9	$2,146.4	$2,349.0	$2,542.8	$2,601.1
Preferred Stock, liquidation preference	(475.0)	(475.0)	(475.0)	(475.0)	(475.0)
GAAP Stockholders’ Equity for book value per common share	1,558.9	1,671.4	1,874.0	2,067.8	2,126.1
Adjustments:
Fair value adjustment to Residential whole loans, at carrying value	(58.2)	9.5	54.0	153.5	198.8
Fair value adjustment to Securitized debt, at carrying value (1)	109.6	75.4	47.7	4.3	(8.0)

Stockholders’ Equity including fair value adjustments to Residential whole loans and Securitized debt held at carrying value (Economic book value) (1)	$1,610.3	$1,756.3	$1,975.7	$2,225.6	$2,316.9

GAAP book value per common share	$15.31	$16.42	$17.84	$19.12	$19.29
Economic book value per common share (1)	$15.82	$17.25	$18.81	$20.58	$21.02
Number of shares of common stock outstanding	101.8	101.8	105.0	108.1	110.2

(1)	Economic book value per common share for periods prior to December 31, 2021 have been restated to include the impact of fair value changes in securitized debt held at carrying value.